Exhibit 99.1

IA GLOBAL ANNOUNCES EQUITY INVESTMENT IN AUSTRALIAN COMPANY,

EXPECTS TO INCREASE STOCKHOLDER’S EQUITY ABOVE $6,000,000

TAMPA, FL October 13, 2006/PRNewswire-FirstCall/ --

IA Global, Inc. (AMEX: IAO) announced today it has signed a non-binding Term Sheet to acquire a 36% interest in Australian Secured Financial Limited and its affiliates, Australian Secured Investments Ltd and ADJ Services Pty Ltd. (collectively, “ASFL”), Australian companies, on October 11, 2006. The transaction is structured as a share exchange in which IAO will issue 43,750,000 shares of its common stock in exchange for 36% of ASFL’s outstanding common shares. The parties agreed to value the IAO common stock at $.16 per share, which was the closing market price during the period of negotiations. In addition, IAO agreed to pay $250,000 at closing, $125,000 within ninety days of closing and $125,000 within one hundred and eighty days of closing. The expected aggregate value of the investment totals $7,500,000. IAO expects to increase its stockholder’s equity above $6,000,000 with the closing of this transaction.

The transaction is subject to completion of a definitive purchase contract, which is expected in October 2006, and approval of the stockholders of IA Global.

Australian Secured Investments Ltd raises funds through the issuance of debentures in Australia and provides short term loans for the purpose of business or investment in Australia that are secured by real property. Australian Secured Investments Ltd has an Australian Financial Services License issued by the Australian Securities & Investments Commission.

The company’s President, Mark Scott, said, “We are pleased to announce this investment in ASFL. This expands our Asia Pacific business beyond Japan and is a new investment approach for the company. We have known the management team of ASFL for two years and this investment allows IAO to record 36% of their estimated 2007 net income of $1,500,000 to $2,000,000 as miscellaneous income. Further, we expect this acquisition to increase our stockholder’s equity above $6,000,000 and assist us in maintaining our AMEX listing.”

There is no guarantee this transaction will close. There is no guarantee that the company will be successful in maintaining its AMEX listing.

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the telecommunication and technology markets. We own 100% of Global Hotline, Inc., which operates call centers and is a reseller of telephone and broadband lines and medical insurance in Japan.

For further information, contact:

Mark Scott, President and CFO

IA Global, Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Specifically, the statement in this press release concerning the projected net income of ASFL for is a forward-looking statement. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.”